Exhibit 10.1

CONFIDENTIAL

Supply Agreement

Between the undersigned

Techforce Robotics, Inc.

a corporation organized and existing under the laws of the State of Delaware, United States,

having its principal office at 13501 Main St, Los Angeles, CA 90061, United States

Hereinafter referred to as “Purchaser”

and

Jiun Jiang Enterprise Co., Ltd.

a company duly incorporated under the laws of the Republic of China (“R.O.C.”),

with its principal office at 16-25, San Yueh Rd., Houli Township,

Taichung City 421006,

Taiwan, R.O.C.

Hereinafter referred to as “Supplier”

Purchaser and Supplier hereinafter will be referred to individually as the “Party” or collectively as the “Parties.”

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WITNESSETH

WHEREAS, Supplier is in the business of high-precision manufacturing, engineering and technical support, semiconductor-industry manufacturing, process engineering, prototype and pilot manufacturing, and manufacturing optimization; and WHEREAS, Purchaser, a robotics, automation, and AI company, desires to engage Supplier to manufacture the Product (as defined below) in accordance with Purchaser’s specifications and requirements; and WHEREAS, this Agreement supersedes and replaces in its entirety the Memorandum of Understanding dated June 5, 2026 between the Parties (the “MOU”) and constitutes the binding, definitive agreement contemplated therein; Supplier desires to enter into a mutually beneficial relationship with Purchaser for the manufacturing, supply and delivery by the Parties of such Products, on the terms and conditions set forth in this Agreement.

IN WITNESS WHEREOF, the Parties agree as follows:

Section 1 - Definitions

The following terms and expressions have the meaning indicated below, where the context permits:

“Agreement” means this Supply Agreement with its exhibits, if any.

“Claim” means any claim, demand, Litigation or any other legal action.

“Component” means, with respect to any Product, the materials designated in the bill of materials (“BOM”) to be incorporated into the Product.

“Component Lead Time” means the respective lead time of each Component.

“Delivery Date” means the day that the Product is delivered to Purchaser or the freight forwarder designated by Purchaser in accordance with Section 7.1 set forth herein.

“Epidemic Failure” means, with respect to a Product, a Failure Rate reaching 2% in any 90-day period. In addition, the Parties hereby agree that upon six (6) months after the beginning of mass production of the applicable Product, both Parties will in good faith review and revise the Failure Rate to the extent necessary based on the circumstances observed during said six (6) months.

A.	“Failure Rate” means Specific Failure Units divided by the Specific Warranty Population.
B.	“Specific Failure Units” means, with respect to a 90-day period (“Period”), the total number of Defective Products delivered to Purchaser in such period. Such number shall be limited to the Defective Products that resulted from the Supplier’s non-compliance with the SOPs agreed between the Parties in accordance with Section 10.2 hereof.
C.	“Specific Warranty Population” means the aggregate and total number of new Products delivered to Purchaser during the same Period.

“Governmental Authority” means any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district, or other governmental jurisdiction of any nature; (b) federal, state, local, municipal, foreign, or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body, or entity and any court or other tribunal); (d) multi-national governmental organization or body; or (e) entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military, or taxing authority.

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“Intellectual Property Rights” or “IPR” means any and all intellectual property rights, including rights in patents (including patent applications, reissues, divisions, continuations and extensions thereof in any jurisdiction), utility models, and registered and unregistered designs, including mask works, copyrights, trade secrets, and any other form of protection afforded by law to inventions, models, designs, works of authorship, databases or technical information and applications therefore.

“Litigation” means any procedure for the resolution of a controversy in any jurisdiction in the world, whether created by a claim, a counterclaim or otherwise, in the broadest sense, in whatever form, administrative, judicial, arbitral or otherwise, and the filing of a complaint with any Governmental Authority.

“Manufacturing Requirement(s)” means as set forth in Exhibit B hereto.

“NCNR Components” means only the Components that meet all three of the following criteria: (a) the Component is non-cancelable, non-returnable by Supplier or its Affiliates or their respective Subcontractors; and (b) the Component is not reasonably useful for any customer (other than Purchaser) of Supplier or its Affiliates or their respective Subcontractors, and (c) Supplier has identified the Component to Purchaser in writing in advance as an ‘NCNR’ Component and Purchaser has provided written approval of such designation. Any list of NCNR Components shall be approved by Purchaser in writing prior to procurement, which approval shall not be unreasonably withheld.

“Newly Developed IPR” means any and all Intellectual Property Rights in and to the result of the development or the production of the Product, and any improvements or modifications thereof developed, conceived, reduced to practice, authored or created in connection with the Parties’ performance of this Agreement, but excluding each Party’s Pre-Existing IPR and any third party’s IPR.

“NTF Product” means no-trouble-found Product returned to Supplier as purportedly being non-conforming but reasonably determined by Supplier to be non-defective and in compliance with the applicable Manufacturing Requirements.

“Order” means the document issued by Purchaser to order the Product from Supplier, and accepted by Supplier according to Section 5 hereof.

“Pre-Existing IPR” shall mean any and all Intellectual Property Right that is existing as of the effective date of this Agreement or is independently developed without using any information disclosed by the other Party during the term of this Agreement as proven by contemporaneous documents.

“Product” means any and all robotic systems, autonomous or semi-autonomous machines, robotic platforms, robotic devices, service robots, industrial robots, precision automation equipment, semiconductor automation equipment, semiconductor manufacturing equipment, semiconductor process equipment, wafer handling systems, wafer transfer systems, wafer inspection systems, semiconductor packaging and testing equipment, semiconductor automation technologies, pharmaceutical automation systems, pharmaceutical-grade equipment, pharmaceutical manufacturing equipment, biopharmaceutical processing equipment, laboratory automation systems, sterile processing equipment, medical and life sciences automation technologies, AI-driven industrial systems, vision-guided robotics systems, smart manufacturing platforms, and related electromechanical products and technologies, including any semiconductor-related technology, equipment, systems, platforms, solutions, pharmaceutical technologies, pharmaceutical-grade systems, or life sciences technologies developed, owned, licensed, commercialized, or otherwise specified by Purchaser, together with any and all parts, components, modules, subassemblies, accessories, spare parts, replacement parts, tooling, fixtures, firmware-enabled hardware, software embedded therein, and derivative configurations associated therewith, which (i) are designed, developed, specified, or owned by Purchaser, and (ii) are manufactured, assembled, integrated, or supplied by Supplier.

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“Production Lead Time” means the lead time from Supplier’s acceptance of Order to the completion of the manufacturing and the delivery thereof.

“Purchaser Controlled Cause” means (i) any Components, parts or accessories consigned, sold or designated to Supplier by Purchaser or its Affiliates, including without limitations the Components or component descriptions as set forth in the BOM; (ii) design, software, technology, IPR or other technology designated, provided or licensed by Purchaser or its Affiliates; and/or (iii) other Purchaser’s requirements or instructions, if any.

“SOW” means a Statement of Work agreed by the Parties in writing describing specific development projects, milestones, deliverables, and technical requirements.

“Specification” means the technical specifications of the Product provided by Purchaser, attached as Exhibit C.

The above words in the singular include the plural and vice-versa, where the context requires.

The word day, week or month means respectively a calendar day, week or month, save where this Agreement specifically stipulates a working day, week or month.

The Section headings shall not affect the way in which the Sections are construed.

Section 2 - Term

This Agreement shall commence upon the Effective Date and unless otherwise terminated in accordance with this Agreement, shall continue in full force and effect for three (3) years thereafter.

This Agreement shall automatically renew for successive periods of one (1) year unless terminated with a 30 days prior written notice.

This Agreement supersedes and replaces in its entirety the Memorandum of Understanding dated June 5, 2026 between the Parties. Any rights or obligations accrued under the MOU’s binding provisions (Sections 4, 7, 10, 11, 13, and 14 thereof) prior to the Effective Date of this Agreement are hereby incorporated herein and shall be governed by the terms of this Agreement going forward.

Section 3 - Order of Precedence

Unless otherwise expressly stated, with respect to any conflicts of terms in any of the transaction documents, the terms of the transaction documents shall control in the following order: (1) the price and quantity on any Order; (2) terms and conditions of this Agreement; and (3) terms and conditions (other than price and quantity) on the Order. In addition, in the event that an Order shall include any additional terms and conditions which are not included in the terms and conditions of this Agreement, such additional terms and conditions on the Order shall be void.

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Section 4 - Scope of Work; Changes to the Product

4.1 Scope of Work.

This Agreement establishes a strategic manufacturing and technology development framework between Techforce Robotics, Inc. (“Purchaser”) and Jiun Jiang Enterprise Co., Ltd. (“Supplier”). Purchaser shall define the commercial requirements for the Products, retain ownership of all product specifications, designs, and associated intellectual property, and place purchase orders with Supplier for the manufacturing of the Products. Supplier shall provide high-precision manufacturing capabilities, engineering and technical support, semiconductor-industry manufacturing expertise, process engineering assistance, prototype and pilot manufacturing support, and manufacturing optimization, and shall manufacture, assemble, and test the Products in accordance with the approved specifications and quality standards. Title to the finished Products and all related intellectual property (except with respect to any of Supplier’s pre-existing intellectual property, background intellectual property, and process technology) shall vest exclusively with Purchaser.

Supplier will manufacture, test, pack and deliver the Product in accordance with terms and conditions of this Agreement.

4.2 Technology Development.

The Parties may jointly evaluate and pursue development of customized technologies and manufacturing solutions relating to advanced robotics systems, precision automation platforms, semiconductor automation equipment, pharmaceutical automation systems, AI-driven industrial systems, vision-guided robotics systems, smart manufacturing platforms, and other mutually agreed industrial technologies. Specific projects, milestones, deliverables, and technical requirements shall be defined in Statements of Work (“SOWs”) or amendments to this Agreement executed in writing by both Parties. Unless otherwise expressly agreed in a SOW: (i) all development costs shall be borne by Purchaser; (ii) all Newly Developed IPR shall be owned exclusively by Purchaser in accordance with Section 9.2 hereof; and (iii) Supplier agrees to assign, transfer, and convey to Purchaser any rights, title, or interest necessary to effectuate Purchaser’s ownership of such developments.

4.3 Changes to the Product.

In the event that (i) any change to the Product is required to be made as a result of changes in any law, rule, regulation, proclamation or industry standard, or (ii) Purchaser intends to modify the design, Specification, Manufacturing Requirements or Components listed in BOM, whether during the development stage or the mass production stage, Purchaser shall deliver to Supplier an engineering change request that describes the modification in detail in advance of the implementation thereof. Upon receipt of such notice, Supplier shall deliver to Purchaser a report that sets forth (i) a description of any Components work-in-process (WIP) and finished Product that will be rendered obsolete or excess as a result of the implementation of such modification and Supplier’s actual cost thereof, (ii) any other costs and expenses arising therefrom or relating thereto, including without limitations to, test and recertification fee, (iii) an equitable reduction or increase of the unit price of the Product, if any, and (iv) a scheduled effective date of such change.

Purchaser will, within thirty (30) days upon its receipt of Supplier’s said report, deliver to Supplier a written notice to such effect approving the related Product change. Supplier shall not implement any change to the Product without Purchaser’s prior written consent.

4.4 Engagement for NRE Services.

Subject to the mutually agreed NRE fee and any applicable SOW, Supplier will perform certain services and deliver certain deliverables (“Deliverables”) in accordance with Manufacturing Requirements, in each case, as described on Exhibit B (collectively, the “Services”).

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4.5 Manner and Means of Performance.

Supplier will control the manner and means by which Supplier renders Services and will at all times act in a manner consistent with Supplier’s status as an independent contractor. Supplier represents and warrants that Supplier possesses and will maintain the training and requisite skills needed to perform the Services consistent with industry standards.

4.6 Delivery.

Supplier will, at such times as specified in Exhibit B and as reasonably requested by Purchaser, make delivery to Purchaser of any Deliverables then in progress as well as any materials reasonably necessary for the full use, maintenance and other exploitation of such Deliverables.

Purchaser may order samples in connection with each build as defined in Exhibit B hereof from Supplier by submitting a purchase order in accordance with the price of Samples as mutually agreed, and Supplier will manufacture and deliver each Prototype that Purchaser orders.

4.7 Acceptance.

Supplier will deliver each Deliverable to Purchaser on or before the applicable date set forth in Exhibit B. Upon Purchaser’s receipt of a Deliverable, Purchaser will review and otherwise evaluate such Deliverable. Within 30 days of Purchaser’s receipt of such Deliverable, Purchaser will provide Supplier with written notice of acceptance of such Deliverable or a statement of the defects to be corrected. If the problem diagnosis relates to Supplier’s workmanship, Supplier will (a) provide the correction plan within a reasonably satisfactory period (but in any event not to exceed 10 days) thereafter, and (b) redesign, correct, and return the corrected Deliverable within a reasonable period, but in no event later than 45 days after the initial written statement of defects.

4.8 Fees and Payment Terms for Services.

Purchaser shall bear all approved development costs as set forth in each applicable SOW. NRE fees and development costs shall be invoiced per milestones set forth in Exhibit B or the applicable SOW and paid by Purchaser within ninety (30) days of Purchaser’s receipt of each invoice and the corresponding conforming milestone deliverable. Purchaser shall have no obligation to make advance payments.

4.9 Reports.

It is essential for Supplier to provide adequate reports to update weekly status on PO REQ, PO, RM in transit, Inventory (RM, SFG, FG), WIP, outbound in-transit, yield, shortage report, CTB, commit, RMA as required.

Section 5 - Forecast; Order

5.1 Forecast.

Purchaser shall, before the 25th day of each month, give Supplier a monthly, non-binding (but subject to Section 6 hereof), rolling forecast of the estimated number of Products that Purchaser shall require Supplier to manufacture in the next twelve (12) months, excluding the current month (“Forecast”). Any Forecast provided by Purchaser is for authorizations of production planning only, and does not constitute a commitment by Purchaser to purchase the quantities of Product listed on a given Forecast, subject to Purchaser’s liability of E&O Inventory as set forth in Section 6 hereof.

For greater clarity, Purchaser hereby agrees and authorizes that Supplier may purchase Components in accordance with the quantity as set out in (i) the Forecast, and (ii) the minimum order quantity requirement of certain NCNR Components requested by the respective NCNR Components vendors (“Component’s MOQ”), whichever is greater, based on the applicable Component Lead Time plus Production Lead Time.

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5.2 Order.

Upon the mass production of the Product, Purchaser hereby agrees that each Order shall be issued to Supplier no later than eight (8) weeks prior to the requested Delivery Date (“Ordering Lead Time”).

Upon receiving an Order issued by Purchaser, Supplier shall provide a written acknowledgement within five (5) working days confirming the quantity and Delivery Date specified in such Order or indicating an alternative date with reasons. In the event that Supplier shall fail to respond to an Order within said five (5) working days, Purchaser may deem such Order accepted as submitted.

Orders which are issued by Purchaser and accepted by Supplier shall be legally binding on Purchaser and Supplier, and shall refer to the terms and conditions of this Agreement. Purchaser shall have the right to cancel any Order, in whole or in part, that has not yet entered the manufacturing process, subject to reimbursement of Supplier’s actual, documented, and reasonable costs incurred prior to receipt of the cancellation notice.

5.3 Reschedule.

Purchaser shall be entitled to extend the applicable Delivery Date with respect to a given Order (whether in whole or in part) by providing Supplier a prior written notice; provided, however, that the final and the last rescheduled Delivery Date will in no event be later than one hundred twenty (120) calendar days subsequent to the first and original Delivery Date on the accepted Order.

Days prior to the Delivery Date	The percentage of Order quantity being rescheduled
0-8 weeks	0%
More than 8 weeks	100%

Section 6 - E&O Inventory

6.1 Definition and Liability.

“E&O Inventory” means any Components that (i) are purchased by Supplier in reasonable reliance on a Forecast, Component’s MOQ or other written Components purchase authorizations issued by Purchaser, and consistent with the applicable Component Lead Time plus Production Lead Time, (ii) Supplier is not able to cancel or return to the applicable vendor, and (iii) are rendered excess or obsolete due to any of the following causes:

a)	Components have been held at Supplier for a period of sixty (60) days from Supplier’s receipt thereof due to Purchaser’s failure to issue Orders of Product to fully consume such Components;

b)	any change to the Product as set out in Section 4 hereof; and

c)	any Product or Component infringes or misappropriates or is alleged in any Governmental Authority, court or tribunal to infringe or misappropriate any Intellectual Property Rights of any third party, which are of Purchaser IPR Indemnification as described in Section 11.2 hereof.

For avoidance of doubt, E&O Inventory herein shall include said Components which have entered production assembly and are in the form of WIP or finished goods held by Supplier. Supplier shall notify Purchaser in writing within ten (10) business days of any potential E&O event and shall use commercially reasonable efforts to cancel, return, or mitigate such inventory.

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Upon the occurrence of subsection (a) above, Supplier shall have the right to charge Purchaser the carrying cost equal to 0.3% per month of the applicable E&O Inventory Value. In addition, upon the occurrence of any of the following events, Supplier shall have the right to invoice Purchaser for E&O Inventory in accordance with Section 6.2 below:

a)	immediately upon any occurrence of subsections (b) or (c) above.

b)	(i) in the event that Components have been held at Supplier for a period of one hundred eighty (180) days from Supplier’s receipt thereof, or upon termination of the Agreement or EOL or Discontinuation in accordance with the terms and conditions of this Agreement, whichever occurs earlier.

To the extent Purchaser reimburses Supplier for any E&O Inventory in accordance with this Section 6.1, Purchaser shall own all such E&O Inventory.

6.2 E&O Inventory Value.

The value of the E&O Inventory will be calculated as follows (“E&O Inventory Value”).

a)	One hundred percent (100%) of the purchase price for the Components procured by Supplier;

b)	One hundred percent (100%) of the purchase price of the Components plus the actual manufacturing overhead costs for WIP; and

c)	One hundred percent (100%) of the unit price of Product for finished goods.

6.3 Disposal of E&O Inventory.

Supplier will support storing Purchaser-owned E&O Inventory at Supplier’s expense for up to One Hundred Eigthy (180) days after payment thereof, and Purchaser shall instruct Supplier how to dispose of such E&O Inventory. If Purchaser fails to notify Supplier as to the disposition of E&O Inventory upon the expiration of such 60-day period, Supplier shall have the right to destroy such items without any liabilities to Purchaser, and to invoice Purchaser actual fees paid by Supplier for the disposition thereof.

Section 7 - Delivery

7.1 Delivery Term.

Unless otherwise agreed by both Parties, Supplier shall deliver the Product DDP (Delivered Duty Paid) to Purchaser’s designated destination in the United States, according to INCOTERMS 2020. The title and risk of loss relating to the Product shall be transferred from Supplier to Purchaser upon the delivery hereunder at Purchaser’s designated US destination.

7.2 Delivery.

Supplier shall deliver the Product by the Delivery Date as set forth in the relevant Order. Notwithstanding any terms and conditions herein to the contrary, Supplier shall in no event be responsible for any delivery delay if and to the extent such delivery delay is directly caused by (i) any of Purchaser Controlled Cause, (ii) global shortage of Components, (iii) Force Majeure or emergency incidents such as conflagration, (iv) the delay of forwarder designated by Purchaser, (v) change of delivery date or destination by Purchaser, and/or (vi) other reasons not due to Supplier’s fault.

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7.3 Suspension of Shipment.

Supplier will use reasonable efforts to meet the delivery date, but Supplier reserves the right to refuse, cancel or postpone any shipment to Purchaser if and when (i) Purchaser fails to make any payment due; (ii) Purchaser becomes insolvent; or (iii) Purchaser fails to perform its obligations hereunder. Supplier shall provide Purchaser written notice prior to exercising any such right.

7.4 Late Delivery.

If Supplier fails to deliver by the Delivery Date for reasons within Supplier’s control, Purchaser shall be entitled to a penalty credit of 0.5% of the applicable Order value per week of delay, not to exceed 5% of such Order value.

Section 8 - Price; Payment Term

8.1 Price.

All prices and tariffs indicated in this Agreement and in the Orders shall be understood in accordance with the content of the INCOTERMS as set forth in Section 7.1 hereof. The currency for quotation and the price is US Dollars. The price per unit of Product is set forth on Exhibit D. Prices shall remain fixed for a minimum of twelve (12) months from the Effective Date. In case of changes in material prices, labor costs, energy costs, exchange rates, etc., both Parties will negotiate in good faith and reflect such changes in the Product price upon mutual written agreement. Supplier may not unilaterally modify any price.

8.2 Payment Term.

Purchaser shall pay all Supplier invoices within ninety (90) days of Purchaser’s receipt of the invoice and corresponding proof of delivery conforming to the applicable Order (“Net-90”). Invoices shall include the applicable Order number, Product description, quantity, unit price, and delivery confirmation. Purchaser shall have no obligation to make advance payments. Purchaser may offset against any invoice any amounts owed by Supplier to Purchaser under this Agreement. Purchaser may withhold payment of any disputed invoice portion by providing Supplier written notice of the dispute within thirty (30) days of invoice receipt.

Section 9 - Ownership Of IPR

9.1 Ownership of Pre-existing IPR.

Each Party shall own all right, title and interest in and to its Pre-existing IPRs, and each Party acknowledges that it acquires no rights under this Agreement to the other Party’s Pre-Existing IPRs other than the limited rights specifically granted in this Agreement.

9.2 Assignment of Newly Developed IPR.

All Newly Developed IPR is hereby irrevocably assigned to and shall be owned exclusively by Purchaser. Supplier hereby irrevocably assigns to Purchaser all of Supplier’s right, title and interest in and to any such Newly Developed IPR. Supplier shall promptly execute all further assignments, confirmations, instruments of transfer, and patent applications as Purchaser may reasonably request to perfect and record Purchaser’s exclusive ownership. Supplier shall ensure its employees, contractors, and subcontractors are bound by written assignment obligations at least as protective as those set forth in this Section.

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9.3 License.

Subject to the terms and conditions of this Agreement, (i) Purchaser hereby grants to Supplier a worldwide, non-exclusive, non-transferable, and fully paid-up license under Purchaser and its Affiliates’ Pre-Existing IPR and Newly Developed IPR, and their IPR relating to the logo, trade name, design or trademark identified by Purchaser to be attached to or affixed on the Product or relevant manual (the “Trademarks”), that are necessary for the manufacturing of the Product, solely to perform Supplier’s obligations under this Agreement; and (ii) Supplier hereby grants to Purchaser, its Affiliates, and its and their respective customers, distributors, retailers and end users a worldwide, non-exclusive, irrevocable, perpetual, and fully paid-up license under Supplier’s IPR, including without limitations to its Pre-Existing IPR, including any manufacturing processes and know-how incorporated into the Product, solely pertaining to the distribution, sale and normal agreed commercial use (including repair) of the Product which Supplier has manufactured and sold to Purchaser.

9.4 Non-Use Clause.

Supplier agrees and covenants that it shall not use, disclose, reproduce, reverse engineer, modify, adapt, sublicense, or otherwise exploit any of Purchaser’s Intellectual Property, Confidential Information, or any technology, know-how provided by Purchaser, for any purpose other than fulfilling its obligations to Purchaser under this Agreement.

This non-use obligation shall survive the termination or expiration of this Agreement for a period of fifteen (15) years, or for so long as the applicable Purchaser’s IPR remains a trade secret under applicable law, whichever is longer.

Supplier shall ensure that all of its subcontractors, Affiliates, employees, and agents with access to Purchaser’s IPR are subject to written obligations of confidentiality and non-use that are at least as protective as those set forth in this Agreement.

The Parties acknowledge that any breach of this Non-Use clause may cause irreparable harm to Purchaser for which monetary damages may be inadequate. Accordingly, Purchaser shall be entitled to seek equitable relief, including injunctive relief and specific performance, in the event of any breach or threatened breach of this provision.

9.5 U.S. Manufacturing Facility.

The Parties may explore the establishment of a future U.S.-based manufacturing, assembly, or integration facility (“Phase 2”). Any such project remains preliminary and exploratory; no binding commitment currently exists. Any future U.S. facility project shall be subject to feasibility review, financing, board approvals, regulatory review, export-control compliance, and execution of separate definitive agreements. All IPR arising from any such Phase 2 activities shall be governed by Section 9.2 of this Agreement unless otherwise expressly agreed in writing.

Section 10 - Warranty

10.1 General Warranty.

Each Party represents and warrants to the other that: (i) it has the requisite corporate power and authority to enter into this Agreement and to carry out the transactions contemplated by this Agreement; (ii) the execution, delivery, and performance of this Agreement shall not constitute a violation of any judgment, order, or decree; a material default under any material contract by which it or any of its material assets are bound; or an event that would, with notice or lapse of time, or both, constitute such a default; and (iii) it shall comply with all applicable laws and regulations in connection with its performance hereunder.

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10.2 Product Warranty.

a)	In-Warranty Product. For a period of twenty-four (24) months upon the delivery of the Product in accordance with Section 7.1 hereof (“Warranty Period”), except as otherwise waived by Purchaser in writing, Supplier warrants that the Product (i) shall comply with the manufacturing and packing requirements provided by Purchaser, if any, (ii) shall be free from defects in Supplier’s workmanship, and (iii) shall conform to the applicable Manufacturing Requirements. If any Product does not conform to any warranty under this Section 10.2(a) hereof during the Warranty Period (“Defective Product”), Purchaser shall deliver to Supplier a notice to such defect.

Promptly after the receipt of such authorization, Purchaser shall (i) send the request of Return Material Authorization (“RMA”) as well as the descriptions of the defects, the quantity to be returned to Supplier, and the packaging status, and (ii) upon and to the extent of Purchaser’s receipt of the RMA number issued by Supplier, which shall not be unreasonably withheld, Purchaser shall return the Defective Product to Supplier designated location. Upon receipt of the Defective Product, Supplier shall comply with the following.

i.	look for the cause of any defect, imperfection or inadequacy in the Product when requested to do so by Purchaser;

ii.	at Purchaser’s election, repair or replace the Defective Product at Supplier’s cost; and

iii.	return the repaired or replaced Product to Purchaser’s designated location at Supplier’s own costs, including all freight and insurance.

b)	Warranty Exclusion. Notwithstanding the foregoing, Supplier shall have no warranty obligation under Section 10.2(a) with respect to any Product to the extent any defect in the Product was caused by:

i.	an incorrect or improper use, maintenance or installation of the Product;

ii.	accident or natural causes;

iii.	modifications or repairs carried out by any party other than Supplier;

iv.	modification, deletion or illegibility of the model or serial number; or

v.	any defect in or arising from Purchaser Controlled Cause, if any.

10.3 Out-of-Warranty Product.

This out-of-warranty provision applies to (i) the Product that is damaged, defective, or caused to malfunction that is not attributable to Supplier in accordance with Sections 10.2(a) and 10.2(b) above, or (ii) the Product that shall be found defective after the Warranty Period as set forth in Section 10.2(a) above. Both Parties hereby agree that out-of-warranty Product returned for repair or replacement by Purchaser shall be billed based on the Supplier’s repair quotation as discussed by both Parties.

10.4 NTF (No Trouble Found) Product.

Supplier shall have the right to charge Purchaser a handling fee to be mutually agreed upon by the Parties in addition to the freight costs for returning any NTF Product to Purchaser and any additional re-package and material costs.

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10.5 RoHS Compliance.

a)	Supplier will be responsible for all losses, damages, penalties and obligations caused by the non-compliance with EPR caused by the manufacturing process of the Product and Supplier selected Components.

b)	Purchaser will be responsible for all losses, damages, penalties and obligations caused by the non-compliance with EPR caused by any Purchaser Controlled Cause.

10.6 Product Liability.

In the event of any Claim brought by a third party arising out of, relating to, or resulting from damage to property or injury or death to persons arising out and caused by a defect in the Product (“Product Liability”), the following shall apply.

a)	To the extent a Claim arises from any Product Liability that is attributable to a defect which is attributable to Supplier’s workmanship, Supplier shall pay the damages, liabilities and other reasonable costs as Purchaser may have been ordered to pay to a third party by any competent court or by settlement (consented by Supplier) out of court as a result of such Claim.

b)	To the extent a Claim arises from any Product Liability that is attributable to a defect which is attributable to any Purchaser Controlled Cause, Purchaser shall pay the damages, liabilities and other reasonable costs as Supplier may have been ordered to pay to a third party by any competent court or by any settlement out of court as a result of such Claim.

10.7 Epidemic Failure. Upon the occurrence of an Epidemic Failure, notwithstanding anything to the contrary in this Agreement and in addition to any other remedies Purchaser may have, Supplier will develop and provide to Purchaser within fifteen (15) days (a) a corrective action plan, setting forth in reasonable detail the steps to correct the applicable causes of failure (a “Corrective Action Plan”) and (b) a response plan, setting forth in reasonable detail the steps to fix, replace or otherwise remedy Products already manufactured and delivered under this Agreement (a “Response Plan”). Supplier will implement the Corrective Action Plan and the Response Plan at its own cost and expense, including reimbursement of any reasonable costs and expenses incurred by Purchaser.

10.8 Recalls. Each Party will promptly notify the other party if a Product is determined to be the subject of a recall, market withdrawal, or correction (collectively, “Recall”). In the event the Recall is required under applicable law or mandatory statutes or regulations and due to Epidemic Failure or relates to a Claim covered by or related to Section 10.6(a), then Supplier will reimburse Purchaser for all reasonable costs and expenses in connection with the Recall. In the event the Recall is due to Purchaser Controlled Cause or a Claim covered by or related to Section 10.6(b), Purchaser will reimburse Supplier for all reasonable costs and expenses in connection with the Recall.

Section 11 - Indemnification

11.1 Supplier Indemnification.

Supplier will (i) indemnify Purchaser for any damages or liabilities finally awarded against Purchaser, its Affiliate, and/or their officers, directors and employees and will defend any Claim against Purchaser, its Affiliate, and/or their officers, directors and employees insofar as such Claim relates to or arises out of any actual or alleged (a) Claims covered by or relating to Section 10.6(a) or breach of Section 12 of this Agreement by Supplier or (b) infringement or misappropriation of any Intellectual Property Rights of a third party directly to the extent arising from the manufacturing process of the Product, and (ii) pay those costs and damages (including settlement costs and reasonable attorney fees) finally awarded or agreed-upon, as applicable, as the result of any suit based on such claim, provided that Purchaser shall allow Supplier the right and ability to control the defense and to settle the Claim.

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11.2 Purchaser Indemnification.

Purchaser will (i) indemnify Supplier for any damages or liabilities finally awarded against Supplier, its Affiliate, and/or their officers, directors and employees and will defend any Claim against Supplier, its Affiliate, and/or their officers, directors and employees insofar as such Claim relates to or arises out of any actual or alleged (a) Claims covered by or relating to Section 10.6(b) or breach of Section 12 of this Agreement by Purchaser or (b) infringement or misappropriation of any Intellectual Property Rights of a third party except for any Intellectual Property Rights relating to Supplier IPR Indemnification, (c) any Purchaser Controlled Cause, (d) the use of the Product in combination with other components, equipment or software not furnished by Supplier, and (ii) pay those costs and damages (including settlement costs and reasonable attorney fees) finally awarded or agreed-upon, as applicable, as the result of any suit based on such claim.

Section 12 - Confidential information

During the term of this Agreement, the Parties will comply with the terms and conditions of Non-Disclosure Agreement as set forth in Exhibit A hereto. The confidentiality obligations set forth in Exhibit A and this Section 12 shall survive expiration or termination of this Agreement for a period of seven (7) years, or indefinitely with respect to any Confidential Information that constitutes a trade secret under applicable law, whichever is longer.

Section 13 - Limitation of liability

EXCEPT AS OTHERWISE SET FORTH HEREIN AND EXCEPT FOR (A) EITHER PARTY’S BREACH OF SECTION 12, OR (B) INFRINGEMENT, MISAPPROPRIATION OR VIOLATION OF ANY INTELLECTUAL PROPERTY RIGHTS OF A PARTY, OR (C) EACH PARTY’S INDEMNIFICATION OBLIGATIONS UNDER SECTION 11, OR (D) SUPPLIER’S BREACH OF WARRANTY OBLIGATIONS UNDER SECTION 10, NEITHER PARTY SHALL BE LIABLE TO, OR SEEK FROM THE OTHER PARTY, ANY INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES WHICH IS DEEMED TO INCLUDE LOST PROFITS, LOSS OF BUSINESS OPPORTUNITY, AND SIMILAR INDIRECT LOSSES IN CONNECTION WITH ANY CLAIM UNDER THIS AGREEMENT, WHETHER UNDER ANY CONTRACT, STRICT LIABILITY, NEGLIGENCE OR OTHER LEGAL OR EQUITABLE THEORY.

THERE SHALL BE NO AGGREGATE MONETARY CAP ON EITHER PARTY’S TOTAL LIABILITY UNDER THIS AGREEMENT. EACH PARTY SHALL BE FULLY AND DIRECTLY LIABLE FOR ALL DIRECT DAMAGES ARISING FROM ITS BREACH OF THIS AGREEMENT. NOTWITHSTANDING THE ABOVE, THE FOREGOING SHALL IN NO EVENT APPLY TO PURCHASER’S PAYMENT OBLIGATIONS WITH RESPECT TO EACH ORDER ISSUED AND ACCEPTED UNDER SECTION 5.2 AND WITH RESPECT TO E&O INVENTORY AS SET FORTH IN SECTION 6 HEREOF.

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Section 14 - EOL; Discontinuance

With six (6) months’ prior written notice to Supplier of the intended final delivery date of Product determined by Purchaser, Purchaser shall have the right to take the end-of-life decision for their Product (“EOL”). With twelve (12) months prior written notice to Purchaser, Supplier shall have the right to take the decision to discontinue the supply of any Product (“Discontinuance”), and Purchaser shall be able to, no later than nine (9) months prior to the effective date of Discontinuance, place a Last Buy Order for its demands of such Product.

In the event of Discontinuance of the Product by Supplier in accordance with Section 14 of this Agreement, or upon expiration or termination of this Agreement, Supplier shall immediately cease all use of Purchaser’s Intellectual Property, Confidential Information, and any materials or data incorporating or derived from the same. Within thirty (30) days following the final delivery date or Last Buy Order for the Product, Supplier shall return to Purchaser (or, at Purchaser’s written request, securely destroy) all physical and digital embodiments of such materials. Supplier shall certify in writing the completion of such return or destruction.

At Purchaser’s request, Supplier shall use its commercial expertise to provide reasonable transition assistance to Purchaser or a designated third-party manufacturer for up to twelve (12) months at pricing no less favorable than set forth in this Agreement.

Section 15 - Force Majeure

15.1 Neither Party shall be liable in any manner for failure or delay in fulfillment of all or part of this Agreement directly or indirectly owing to any cause or circumstance beyond its control, including, but not limited to, acts of God, governmental order or restrictions, war, war-like conditions, hostilities, sanctions, revolution, riot, looting, strike, lockout, terrorism, plague or other epidemics, fire and flood; provided, however, that the affected Party: (a) gives the other Party written notice of such cause promptly, and (b) uses its reasonable best efforts to correct such failure or delay in its fulfillment.

15.2 In any event, the Party affected by the occurrence of Force Majeure shall do everything in its power to avoid, eliminate or reduce the causes of delay and shall resume the discharge of its obligations as soon as the occurrence concerned has disappeared.

15.3 If the event of Force Majeure affecting Supplier’s obligations lasts for more than thirty (30) days from the date of the notification referred to in Section 15.1 above, Purchaser may, at its option: (i) cancel the affected Orders without penalty; (ii) source the relevant Products from an alternative supplier at Supplier’s cost for the price differential; or (iii) terminate this Agreement upon thirty (30) days’ additional written notice.

Section 16 - Termination

16.1 Termination by Purchaser for Cause.

If Supplier shall commit any material breach of any material covenant, representation, warranty or agreement herein contained and Supplier shall have failed to remedy such material breach within twenty (20) days after receipt by Supplier of written notice thereof by Purchaser, Purchaser may terminate this Agreement by providing Supplier written notice of termination.

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16.2 Termination by Supplier for Cause.

If Purchaser shall commit any material breach of any material covenant, representation, warranty or agreement herein contained and Purchaser shall have failed to remedy such material breach within thirty (30) days after receipt by Purchaser of written notice thereof by Supplier, Supplier may terminate this Agreement by providing Purchaser written notice of termination.

16.3 Bankruptcy, Dissolution or Liquidation.

A Party shall provide written notice (“Notice”) to the other Party immediately upon the occurrence of any insolvency, bankruptcy or liquidation or filing of any application therefor, or other commitment of an affirmative act of insolvency (“Events”). Either Party shall also have the right to terminate this Agreement with immediate effect by giving written notice of termination to the other Party at any time upon or before the later of (i) sixty (60) days after the occurrence of any of the Events with respect to such other Party (unless such event ceases within such period), or (ii) sixty (60) days after receipt of the Notice (unless such event ceases within such period).

16.4 Termination for Convenience by Purchaser.

Purchaser may terminate this Agreement for convenience upon sixty (60) days’ written notice to Supplier. Upon such termination, Purchaser shall pay Supplier for all conforming Products delivered and accepted as of the termination date and for Supplier’s documented, reasonable costs for in-progress Orders placed prior to the termination notice.

16.5 Effect of Termination.

Unless otherwise expressly agreed in writing, the expiration or termination under this Agreement shall be without effect on the Orders in force at or prior to the date of the termination of this Agreement and the applicable rights and obligations of each of Supplier and Purchaser under this Agreement with respect to such Orders shall survive the termination of this Agreement until those obligations have been fully performed.

16.6 Survival.

Sections 3, 6, 9, 10.5, 10.6, 10.7, 10.8, 11, 12, 13, 14, 15, 16.5, 16.6, 17, 18 and 19 shall survive termination or expiration of this Agreement until the related obligations have been fully performed.

16.7 Termination Assistance.

In the event of termination or expiration of this Agreement for any reason, and upon written request from Purchaser, Supplier shall provide reasonable termination assistance for a period of up to twelve (12) months (the “Transition Period”). During this Transition Period, Supplier shall use its reasonable commercial efforts:

a)	continue to provide spare parts, repairs, and support services necessary to maintain the Products already sold or deployed;

b)	provide Purchaser or its designee with any reasonable technical documentation, records, software tools, or training reasonably required to transition the manufacturing, maintenance, or support of the Product to another vendor or in-house operation. Such termination assistance shall be billed at pricing no less favorable than set forth in this Agreement.

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16.8 Upon expiration or termination of this Agreement, Purchaser shall be liable to pay for all Products or E&O inventory ordered prior to the notice of termination only to the extent such Products have been delivered and accepted, or such E&O inventory is properly claimed in accordance with Section 6 hereof.

Section 17 - Assignment

Except as otherwise set forth in this Agreement, neither Party shall assign any of its rights, or delegate any of its obligations, under this Agreement or Order, to a third party in any form whatsoever without the prior written consent of the other Party, which shall not be unreasonably withheld, conditioned or delayed.

Notwithstanding the foregoing, either Party may, without such consent, assign this Agreement and its rights and obligations under this Agreement in connection with the transfer or sale of all or substantially all of its business to which this Agreement relates, or in the event of its merger, consolidation, or Change in Control; provided however, as to Specific Assignment by Purchaser, Purchaser will provide Supplier with written notice of such Specific Assignment within thirty (30) days after the closing. In addition, Purchaser may, without Supplier’s consent, assign this Agreement to any Affiliate of Purchaser, including any affiliate of Nightfood Holdings, Inc. (OTCQB: NGTF). Any assignment by Supplier to an entity that Purchaser reasonably determines to be a competitor of Purchaser shall require Purchaser’s prior written consent.

Section 18 - Applicable law; Dispute Resolution

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California, United States of America, without regard to principles of conflicts of law, consistent with Section 13 of the MOU dated June 5, 2026 between the Parties.

The Parties shall attempt in good faith to resolve any dispute through senior executive-level negotiations within thirty (30) days of written notice from either Party. If the dispute is not resolved within such period, it shall be finally settled by binding arbitration administered by the American Arbitration Association (“AAA”) under its Commercial Arbitration Rules, by a panel of three (3) arbitrators appointed in accordance with the said Rules. The seat or legal place of the arbitration shall be Los Angeles County, California, United States of America. The language of the arbitration shall be English.

Notwithstanding the foregoing, either Party may seek emergency or preliminary injunctive relief from a court of competent jurisdiction in Los Angeles County, California, without waiving its right to arbitration, to prevent irreparable harm including in connection with any threatened breach of Sections 9 or 12. The arbitral award shall be final and binding and may be entered as a judgment in any court of competent jurisdiction.

Section 19 - General provisions

19.1 Notice.

Any notification, request, certification or communication sent or made under this Agreement shall be made (i) in writing and signed by an authorized representative of the Party in a non-electronic form, and will be deemed given as of the day received by the addressee Party via messenger or courier delivery service, or (ii) delivered in electronic form, including emails, by an authorized representative of the Party; provided however, any notice or written consent required under Sections 16 or 17 of this Agreement shall be only effective by the delivery in accordance with (i) as described above.

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If the notice is sent to Purchaser:

For the attention of Legal Department - Legal Notices

Address: 4141 S Nogales Street C102, West Covina, CA 91792

If the notice is sent to Supplier:

For the attention of [Jun Long Legal Contact]

Address: 16-25, San Yueh Rd., Houli Township, Taichung Hsien 421, Taiwan

19.2 Relationship of the Parties.

Supplier shall perform its obligations under this Agreement as an independent contractor of Purchaser. Nothing contained in this Agreement is intended or shall be construed to create any partnership, joint venture or agency relationship between the Parties.

19.3 Entire Agreement.

This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes any previous oral or written agreements with respect to the subject matter hereof, including without limitation the Memorandum of Understanding dated June 5, 2026 between the Parties. No modification of any provision of this Agreement shall be binding upon either Party unless executed in writing by that Party.

19.4 No Waiver.

Neither Party shall be deemed to have waived any right acquired under the terms of this Agreement and/or an Order unless signed written waiver. No failure or successive failures to perform an agreement or any subsequent waiver by a Party shall be deemed to make those agreements or terms invalid or null and void.

19.5 Independent Contractors.

The relationship between Purchaser and Supplier is that of independent contractors. Purchaser and Supplier are not joint venturers, partners, principal and agent, master and servant, or employer and employee.

19.6 Non-Exclusivity.

Unless otherwise agreed in writing in a separate exclusivity agreement, this Agreement shall not create an exclusive relationship between the Parties. Each Party reserves the right to engage with other strategic partners, suppliers, manufacturers, or customers.

19.7 No Rule of Strict Construction.

Regardless of which Party may have drafted this Agreement, or any provision hereof, no rule of strict construction will be applied against either Party. Each Party represents and warrants that it has had an opportunity to be represented by competent legal counsel in negotiating and executing this Agreement.

19.8 Counterparts and Signatures.

The Parties may execute any number of counterparts to this Agreement, each of which shall be deemed to be an original, and all of which together shall constitute one and the same agreement. Electronic signatures shall have the same legal effect as original signatures.

19.9 Publicity.

Supplier shall not issue any press release or public announcement regarding this Agreement or the relationship between the Parties without Purchaser’s prior written consent. Purchaser, as an affiliate of a publicly traded company (OTCQB: NGTF), retains the right to make such disclosures as are required by applicable securities laws and regulations.

19.10 Export Control and Compliance.

Each Party shall comply with all applicable laws and regulations, including export control laws, anti-corruption laws, trade sanctions regulations, environmental regulations, and applicable industry standards. Neither Party shall export, re-export, or transfer any technology, product, or data in violation of applicable export control laws and regulations.

[Signature Page Follows.]

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IN WITNESS WHEREOF, this Agreement has been executed by:

Techforce Robotics, Inc.

Signature:	/s/ Ried Floco
Name:	Ried Floco
Title:	President
Date:	June 9, 2026

Jiun Jiang Enterprise Co., Ltd.

Signature:	/s/ Harry Chen
Name:	Harry Chen
Title:	Vice President
Date:	June 9, 2026

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Exhibit A Non-Disclosure Agreement

1. DEFINITION

1.2 “Confidential Information” shall mean and include, tangible or intangible, whether or how stored, compiled or memorized:

a)	any information or document controlled or owned by one Party and disclosed to or learned by the other Party, including but not limited to formulae, patterns, programs, processes, charts, figures, software, reports, methods, strategy, plans, concepts, devices, tools, product prices, demand forecasts, specifications, drawings, designs, models, prototypes, samples, analysis codes, inventions, patent applications and licenses relating to such Party’s products, technology, quality control, testing, factory, procurement, production, distribution, financial situation, research and development, personnel, legal affairs, investments and customers;

b)	discussion, negotiation, communication and agreements between the Parties; and

c)	any information in relation to either Party’s business practices or processes, factories, layout, equipment, operation or facilities.

The Confidential Information (i) if disclosed under this Agreement in written, electronic and/or other tangible form, shall be clearly marked “Confidential” or its equivalent by Discloser, or (ii) if disclosed orally, shall be identified as confidential when disclosed and confirmed by Discloser by submitting a written document to Recipient within thirty (30) days after such disclosure. Without limiting the generality of the foregoing, Purchaser shall be the Discloser of all of Purchaser’s Pre-Existing IPR and Newly Developed IPR.

1.3 “Discloser” shall mean a Party who discloses or furnishes Confidential Information to the other Party hereto.

1.4 “Recipient” shall mean a Party who receives or learns Discloser’s Confidential Information.

2. OBLIGATION

Recipient shall keep the Confidential Information of Discloser in strict confidence, and shall comply with the followings.

a)	without the prior consent of Discloser, not disclose the Confidential Information to any third party;

b)	restrict disclosure of the Confidential Information only to those employees or consultants with a strict need to know the Confidential Information for the purpose of Recipient performing its obligations in this Agreement and who are bound by confidentiality obligation of no less strict effect than that set forth herein;

c)	not use, copy or reproduce the Confidential Information without the prior written permission of Discloser, except as may be necessary in order to perform its obligations in this Agreement;

d)	use the same degree of care as for its own information of like nature, but at least reasonable care in safeguarding against unauthorized use or disclosure of Confidential Information; and

e)	promptly notify Discloser upon discovery of any unauthorized use or disclosure of the Confidential Information and take reasonable steps to regain possession of the Confidential Information and prevent further unauthorized actions or other breach of this Agreement.

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3. EXCLUSION

The foregoing obligations shall not apply to any Confidential Information to the extent that Recipient can prove:

a)	was in the public domain at the time it was disclosed by Discloser or becomes generally known and available in the public domain through no fault of Recipient;

b)	was known to Recipient at the time of disclosure with no obligation of confidence;

c)	was independently developed by Recipient without use of any of Discloser’s Confidential Information;

d)	was lawfully obtained from a third party free to lawfully disclose such information to Recipient without any confidentiality obligation; or

e)	has been explicitly approved for release by written authorization of Discloser.

4. AFFILIATES

4.1	Notwithstanding the foregoing, either Party may re-disclose Confidential Information to its Affiliates who have a need to know for the fulfillment of such Party’s obligations or the exercise of such Party’s rights under this Agreement, and such Affiliates shall treat such Confidential Information in a manner that is consistent with the confidentiality obligations of Recipient in this Agreement.

4.2	Either Party’s Affiliates may also disclose Confidential Information to the other Party hereto and to its Affiliates. In such event, the other Party hereto shall treat such Confidential Information in accordance with the provisions of this Agreement as if such Confidential Information was disclosed directly by Discloser.

5. OWNERSHIP

5.1

Subject to Section 9 of the Agreement, all Confidential Information and any derivatives and copies thereof shall remain the sole property of Discloser. Upon Discloser’s request or upon expiration or termination of this Agreement, Recipient shall destroy or return to Discloser immediately the Confidential Information and any derivatives and copies thereof, and shall provide to Discloser a written confirmation verifying the disposal of the Confidential Information within ten (10) days.

6. REMEDY

Recipient acknowledges that its breach of the confidentiality obligations in this Agreement may cause irreparable damage and hereby agrees that Discloser shall be entitled to seek injunctive relief under this Agreement without bond, as well as such further relief as may be granted by a court of competent jurisdiction.

7. CONFIDENTIALITY PERIOD

Recipient’s confidentiality obligation for any given Confidential Information hereunder shall survive the expiration or termination of this Agreement for any reason whatsoever and shall remain in full force and effect for a period of seven (7) years after termination or expiration of this Agreement, or indefinitely with respect to any Confidential Information that constitutes a trade secret under applicable law, whichever is longer.

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Exhibit B Manufacturing Requirement

[To be attached — shall include all quality standards, SOPs, testing requirements, NRE milestones, sample pricing, prototype and pilot manufacturing requirements, manufacturing optimization and design-for-manufacturing support requirements, and deliverables as agreed between the Parties.]

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EXHIBIT C Specification

[To be attached — shall include all technical specifications, BOM, drawings, and design documents as provided by Purchaser for each Product.]

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EXHIBIT D Price

[To be attached — shall include unit pricing per Product SKU, NRE fees, development cost budgets per SOW, prototype and sample pricing, and any volume discount schedule, all in US Dollars.]

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